STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 01/08/2001
                                                             010011955 - 3341462


                          CERTIFICATE OF INCORPORATION
                                       OF
                             SOUTKRRN POWER COMPANY


                                       I.

          The name of the corporation is Southern Power Company (the "Corporation").

                                       II.



          The initial registered office of the Corporation in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, The initial registered agent of the Corporation at such address shall be Corporation Service Company.

                                       III

          The purpose or purposes for which the Corporation is organized shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                       IV.


          The Corporation shall be authorized to issue One Million (1,000,000)shares of $0.01 par value capital stock,all of which shall be designated "CommonStock." The shares of Common Stock shall have unlimited voting rights and shall be entitled to receive all of the net assets of the Corporation upon dissolution or liquidation.

                                       V.




          The affairs of the Corporation shall be managed by a Board of Directors and as otherwise provided in the Bylaws of the Corporation. The initial Board of Directors of the corporation shall consist of five members, whose names are as follows:

                                  A.W.Dahlberg
                                H. Allen Franklin
                                 Elmer B. Harris
                               Charles D. McCrary
                               David M. Ratcliffe
                                 W.L.Westbroock


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          The mailing address of the directors is c/o The Southern Company, 270
Peachtree Street, Atlanta, Georgia 30303.

                                       VI.

          The Corporation shall have perpetual duration.

                                      VII.



          The Board of Directors of the Corporation shall have the power to adopt, amend and repeal the Bylaws of the Corporation.

                                      VIII.



          To the fullest extent that the General Corporation Law of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occuring prior to such amendment or repeal.



          The name and address of the Incorporator of the Corporation is Melissa
K. Caen, Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308.



          I, the undersigned, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 8th day of January, 2001.


                                 Melissa K. Caen